Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock

Baton Rouge, LA – November 30, 2018 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly cash dividend of $0.92 per share payable on December 28, 2018 to stockholders of record of Lamar’s Class A common stock and Class B common stock on December 17, 2018. Including the dividend payable on December 28, 2018, Lamar declared and paid quarterly distributions to stockholders in 2018 in an aggregate amount of $3.65 per common share.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding anticipated 2018 distributions.    Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company (Nasdaq: LAMR) is one of the largest outdoor advertising companies in the world, with more than 348,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out of home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 3,000 displays. Please feel free to explore our website www.lamar.com or contact us at hello@lamar.com for additional information.

Press Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com